Exhibit 99.1
Optinose Reports Fourth Quarter and Full Year 2019 Financial Results
and Recent Operational Highlights

Company reports fourth quarter and full year 2019 XHANCE net revenue of $11.1 million and $30.4 million

Fourth quarter 2019 XHANCE prescriptions increased 26% from third quarter 2019

Company expects full-year 2020 XHANCE net revenue to more than double

Company expects top-line results from both clinical trials evaluating XHANCE as a potential treatment for Chronic Sinusitis in the second half of 2021

Conference call and webcast to be held today at 7:30 a.m. Eastern Time

YARDLEY, Pa., March 5, 2020 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today reported financial results for the quarter and year ended December 31, 2019, and provided recent operational highlights.

"We made significant progress in 2019 demonstrating that XHANCE can be the foundation on which to build a leading ENT and allergy focused company," stated CEO Peter Miller. "XHANCE continues to grow behind our successful commercial strategy and we delivered results for XHANCE net revenue, XHANCE average net revenue per prescription, and operating expenses that aligned with our full year 2019 guidance ranges. As we start 2020, we are encouraged by continued growth in new patients starting treatment with XHANCE. Our expectations for first quarter 2020 include typical early-year effects on price and volume related to patient insurance that we believe are common for chronic treatments that derive a significant proportion of total prescriptions from refills. For full year 2020 we expect XHANCE net revenue to more than double compared to full year 2019. "
Fourth Quarter 2019 and Recent Highlights

XHANCE Prescription Growth
The number of XHANCE® (fluticasone propionate) prescriptions increased by 26% from third quarter to fourth quarter 2019 and by 285% from fourth quarter 2018 to fourth quarter 2019. Fourth quarter growth included increases in both new and refill prescriptions. Refill prescriptions increased from 5,300 in Q4 2018 to 33,000 in Q4 2019. As a proportion of total prescriptions refills increased from 37% in Q4 2018 to 61% in Q4 2019.

Pharmakon Agreement
In February 2020, the Company received $30 million of cash following the issuance of the First Delayed Draw Notes under its existing Note Purchase Agreement. The $30 million of cash is in addition to the Company's cash balance of $147 million as of December 31, 2019.

Peer-Reviewed Scientific Journal Publications
In December 2019, the Company announced that results of EXHANCE-3, the fourth major registration trial from the development program supporting the initial FDA approval of XHANCE, were published in the peer-reviewed journal Rhinology1, the official journal of the International Rhinologic Society.

In addition, in November 2019, results from a Phase 1 clinical trial to evaluate the pharmacokinetics and bioavailability of XHANCE were published in Clinical Therapeutics2. This trial was also a part of the development program which supported the initial FDA approval of XHANCE.

Scientific Meeting Presentations
Data on XHANCE is expected to be presented on March 15, 2020 from 9:45 a.m. to 10:45 a.m. during the American Academy of Allergy, Asthma & Immunology (AAAAI) Annual meeting scheduled March 13-16, 2020 in Philadelphia.

- Poster 478: Efficient Topical Steroid Delivery to Grades 1 and 2 Nasal Polyps in the Osteomeatal Complex (OMC): Deposition Patterns With Exhalation Delivery System (EDS) and Conventional Intranasal Spray (INS) Visualized With Fluorescein in Silicone Cast.

Abstracts are available on the AAAAI Annual Meeting website.

Fourth Quarter 2019 Financial Results

Revenue
The Company generated $11.1 million and $30.4 million of XHANCE net revenue during the three-month and twelve-month periods ended December 31, 2019, respectively. In addition, the Company generated $4.2 million of licensing revenue during the twelve-month period ended December 31, 2019. No licensing revenue was generated during the three-month period ended December 31, 2019. Total revenues for the three-month and twelve-month periods ended December 31, 2019 were $11.1 million and $34.6 million.

Expenses and net loss
For the three-month and twelve-month periods ended December 31, 2019, research and development expenses were $5.4 million and $20.8 million, respectively. Selling, general and administrative expenses were $26.5 million and $104.2 million during the three-month and twelve-month periods ended December 31, 2019, respectively. The net loss for the three-month period ended December 31, 2019 was $25.0 million, or $0.58 per share (basic and diluted). The net loss for the twelve-month period ended December 31, 2019 was $110.1 million, or $2.63 per share (basic and diluted).

Cash
The Company had cash and cash equivalents of $147.1 million as of December 31, 2019.

Corporate Guidance

XHANCE Net Revenue and Average Net Revenue per Prescription
The Company expects XHANCE net revenues for the full year of 2020 to more than double compared to the full year 2019. This includes the Company's expectation that first quarter 2020 XHANCE net revenue will decrease compared to fourth quarter 2019. The primary driver of the sequential decrease to revenue is the Company's expectation that XHANCE average net revenue per prescription for the first quarter of 2020 will be between $120 and $140, due to typical early-year effects on price and volume related to patient insurance that the Company believes are common for chronic treatments that derive a significant proportion of total prescriptions from refills. The Company expects XHANCE average net revenue per prescription to improve substantially for the remainder of 2020.

Operating Expenses
The Company expects total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) for 2020 to be in the range of $148 - $153 million, of which the Company expects stock-based compensation to be approximately $12 million.

Chronic Sinusitis Clinical Trials
The Company expects top-line results from both of its clinical trials evaluating XHANCE as a potential treatment for Chronic Sinusitis in the second half of 2021.

Company to Host Conference Call

Members of the Company’s leadership team will host a conference call and presentation to discuss financial results and corporate updates beginning at 7:30 a.m. Eastern Time today.

To participate on the conference call, please dial (866) 916-4761 from the U.S. or +1 (409) 216-6496 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until March 12, 2020 by dialing (855) 859-2056 from the U.S. or +1 (404) 537-3406 from outside the U.S. and entering conference ID: 9566036. A simultaneous webcast of the call and presentation can be accessed by visiting the Investors section of Optinose’s website at www.optinose.com. In addition, a replay of the webcast will be available on the Company website for 60 days following the event.

OptiNose, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Net product revenues	$11,081	$3,023	$30,401	$7,065
Licensing revenues	—	—	4,230	—
Total revenues	11,081	3,023	34,631	7,065
Costs and expenses:
Cost of product sales	2,078	718	5,294	1,588
Research and development	5,379	3,363	20,783	10,099
Selling, general and administrative	26,545	23,661	104,155	95,618
Total costs and expenses	34,002	27,742	130,232	107,305
Loss from operations	(22,921)	(24,719)	(95,601)	(100,240)
Other expense	2,075	1,662	14,452	6,417
Net loss	$(24,996)	$(26,381)	$(110,053)	$(106,657)
Net loss per share of common stock, basic and diluted	$(0.58)	$(0.64)	$(2.63)	$(2.68)
Weighted average common shares outstanding, basic and diluted	43,467,985	41,227,530	41,877,527	39,765,983

OptiNose, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2019	2018

Cash and cash equivalents	$147,144	$200,990
Other assets	25,506	15,999
Total assets	$172,650	$216,989

Total current liabilities	36,139	$25,697
Long-term debt, net	74,531	72,500
Other liabilities	397	181
Total stockholders' equity	61,583	118,611
Total liabilities and stockholders' equity	$172,650	$216,989

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S., the U.K. and Norway. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential for continued XHANCE growth and potential growth drivers; early year effects on price and volume related to patient insurance; the Company's plans to seek approval for a follow-on indication for XHANCE for the treatment of chronic sinusitis and the expectation of top line results from both of its chronic sinusitis trials in second half 2021; projected average net revenue per prescription for first quarter and full year 2020; projected XHANCE net revenue for first quarter and full year 2020; projected Company GAAP operating expenses and stock-based compensation for 2020; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: physician and patient acceptance of XHANCE; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (market access); market opportunities for XHANCE may be smaller than expected; the Company’s ability to grow XHANCE prescriptions and net revenues; uncertainties and delays relating to the enrollment, completion, and results of clinical trials; unanticipated costs and expenses; our ability to comply with the covenants and other terms of the note purchase agreement entered into with funds managed by Pharmakon Advisors, LP; risks and uncertainties relating to intellectual property; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

References

1 – Sher MR, Steven GC, Romett JL, Pien G, LeBenger K, Messina JC, Carothers JL, Mahmoud RA, Djupesland PG, EXHANCE-3: a cohort study of the exhalation delivery system with fluticasone for chronic sinusitis with or without nasal polyps, Rhinology, DOI: 10.4193/Rhin19.124.

2 - Messina JC, Offman E, Carothers JL, Mahmoud RA, A Randomized Comparison of the Pharmacokinetics and Bioavailability of Fluticasone Propionate Delivered via XHANCE® Exhalation Delivery System Versus FLONASE® Nasal Spray and FLOVENT® HFA Inhalational Aerosol, Clinical Therapeutics. 2019 November; 41(11):2343-2356 DOI: 10.1016/j.clinthera.2019.09.013.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

###